Exhibit 99

April 30, 2013

Contact:	Shelee M.T. Kimura
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: skimura@hei.com

AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2013 EARNINGS

Net Income of $14.2 Million

Bank Continues to Deliver Solid Results

HONOLULU – American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income for the first quarter of 2013 of $14.2 million, compared to $14.4 million in the fourth (or linked) quarter of 2012 and compared to $15.9 million in the first quarter of 2012 that included $1 million from a one-time release of tax-related reserves.

“American continues to deliver stable financial results despite the challenges of the ongoing low interest rate environment.  We once again generated good loan growth and mortgage production while at the same time benefiting from lower credit costs than last quarter and the same period last year.  As a result, we mostly offset lower net interest margins and delivered solid profitability with return on average equity of 11.3% and return on average assets of 1.12%,” said Richard Wacker, president and chief executive officer of American.

First quarter 2013 net income of $14.2 million was in line with the linked quarter as net interest income was flat as loan growth helped offset lower financing margins.  Noninterest income was lower, largely due to lower gains on sales of residential mortgage loans, but was offset by lower provision for loan losses and lower noninterest expense.

Compared to the same quarter of 2012, net income declined by $1.7 million including the effect of the $1 million release of tax reserves mentioned previously.  The remaining $0.7 million decline was largely driven by higher noninterest expense ($2 million after tax), primarily attributable to targeted staffing and information technology (IT) expense increases, and lower net interest income due to declining asset yields.  These were partially offset by the favorable effect of loan growth, higher noninterest income primarily from higher gains on sale of new residential

Hawaiian Electric Industries, Inc.

April 30, 2013

mortgages originated in the quarter, and lower provisions for loan losses.  Residential mortgage production totaled $226 million in the quarter, a 37% increase compared to the prior year.

Net interest margin was 3.78% in the first quarter of 2013 compared to 3.81% in the linked quarter and 4.04% in the first quarter of 2012.  The decline in net interest margin was attributable to the ongoing trend of lower yields on interest-earning assets as loans continued to re-price down in the low interest rate environment.

Provision for loan losses (pretax) was $1.9 million in the first quarter of 2013 compared to $3.4 million in the linked quarter and $3.5 million in the first quarter of 2012.  The decline in the provision is consistent with the ongoing improvement in the credit quality of the bank’s loan portfolio and the Hawaii economy.  The first quarter 2013 net charge-off ratio improved to 0.12% from 0.13% in the linked quarter and 0.28% in the prior year quarter.

Non-interest expense (pretax) was $38.7 million in the first quarter of 2013 compared to $40.9 million in the linked quarter and $35.2 million in the first quarter of 2012.  The decrease from the linked quarter is attributable to higher spending associated with key strategic projects in the fourth quarter of 2012.  The increase from the prior year quarter is due primarily to targeted staffing increases to support increased business volumes, IT and risk management capabilities.

Loan growth improved in the first quarter of 2013 with an annualized growth rate of 6.9% compared to 2.6% in the linked quarter.  This quarter’s loan growth was driven by residential mortgages, home equity lending, and commercial real estate and is in line with the bank’s target of mid-single digit loan growth for the year.

Total deposits were $4.3 billion at March 31, 2013, up $83 million from December 31, 2012, primarily due to the increase in low-cost core deposits which increased $87 million during the quarter to $3.8 billion.  Average cost of funds remained low at 0.23% for the first quarter 2013, consistent with the linked quarter and down 5 basis points from the same prior year period.

Overall, return on average equity and return on average assets were strong at 11.3% and 1.12%, respectively, in the quarter.  American’s solid results enabled it to pay dividends of $10 million to HEI in the quarter while maintaining healthy capital levels -- leverage ratio of 9.1% and total risk-based capital ratio of 12.8% at March 31, 2013.

Hawaiian Electric Industries, Inc.

April 30, 2013

HEI EARNINGS RELEASE, WEBCAST AND TELECONFERENCE

Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its first quarter 2013 financial results today.  Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the first quarter of 2013.

HEI plans to announce its first quarter 2013 consolidated financial results on Wednesday, May 8, 2013 and will conduct a webcast and teleconference call to review first quarter 2013 consolidated earnings, including American’s earnings, on Wednesday, May 8, 2013, at 7:00 a.m. Hawaii time (1:00 p.m. Eastern time).  The event can be accessed through HEI’s website at www.hei.com or by dialing (800) 706-7741, passcode:  55241897 for the teleconference call.  The presentation for the webcast will be on HEI’s website under the headings “Investor Relations,” “News & Events” and “Presentations & Webcasts.”  HEI and Hawaiian Electric Company, Inc. (HECO) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing material information, as well as other important information.  Such disclosures will be included on HEI’s website in the Investor Relations section.  Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American’s press releases, HEI’s and HECO’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts.  Also, at the Investor Relations section of HEI’s website, investors may sign up to receive e-mail alerts (based on each investor’s selected preferences).  The information on HEI’s website is not incorporated by reference in this document or in HEI’s and HECO’s SEC filings unless, and except to the extent, specifically incorporated by reference.  Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.  No information on the PUC website is incorporated by reference in this document or in HEI’s and HECO’s SEC filings.

An online replay of the webcast will be available at the same website beginning about two hours after the event.  Replays of the teleconference call will also be available approximately two hours after the event through May 22, 2013, by dialing (888) 286-8010, passcode: 75540244.

HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, HECO, Hawaii Electric Light Company, Inc. and Maui Electric

Hawaiian Electric Industries, Inc.

April 30, 2013

Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions.  In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things.  These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2012 and HEI’s subsequent periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements.  These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made.  Except to the extent required by the federal securities laws, HEI, HECO, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

American Savings Bank, F.S.B.

STATEMENTS OF INCOME DATA

(Unaudited)

	Three months ended
	March 31,	December 31,	March 31,
(in thousands)	2013	2012	2012
Interest income
Interest and fees on loans	$42,603	$42,816	$44,888
Interest on investment and mortgage-related securities	3,464	3,288	3,805
Total interest income	46,067	46,104	48,693
Interest expense
Interest on deposit liabilities	1,312	1,408	1,779
Interest on other borrowings	1,164	1,193	1,261
Total interest expense	2,476	2,601	3,040
Net interest income	43,591	43,503	45,653
Provision for loan losses	1,858	3,379	3,546
Net interest income after provision for loan losses	41,733	40,124	42,107
Noninterest income
Fees from other financial services	7,643	8,887	7,337
Fee income on deposit liabilities	4,314	4,648	4,278
Fee income on other financial products	1,794	1,836	1,549
Gain on sale of loans	3,346	6,331	2,035
Other income	1,592	1,164	1,360
Total noninterest income	18,689	22,866	16,559
Noninterest expense
Compensation and employee benefits	20,088	19,953	18,646
Occupancy	4,123	4,313	4,225
Data processing	2,987	2,854	2,111
Services	2,103	2,800	1,783
Equipment	1,774	1,806	1,730
Other expense	7,595	9,207	6,707
Total noninterest expense	38,670	40,933	35,202
Income before income taxes	21,752	22,057	23,464
Income taxes	7,597	7,694	7,587
Net income	$14,155	$14,363	$15,877
Comprehensive income	$15,484	$5,740	$15,899
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.12	1.15	1.29
Return on average equity	11.28	11.29	12.87
Return on average tangible common equity	13.49	13.47	15.44
Net interest margin	3.78	3.81	4.04
Net charge-offs to average loans outstanding	0.12	0.13	0.28
Efficiency ratio	61	61	56
As of period end
Nonperforming assets to loans outstanding and real estate owned *	1.89	1.87	2.02
Allowance for loan losses to loans outstanding	1.11	1.11	1.05
Tier-1 leverage ratio *	9.1	9.1	9.1
Total risk-based capital ratio *	12.8	12.8	12.9
Tangible common equity to total assets	8.38	8.39	8.46
Dividend paid to HEI (via ASHI) ($ in millions)	10	15	10
* Regulatory basis

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2012 and HEI’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2013 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

5

American Savings Bank, F.S.B.

BALANCE SHEETS DATA

(Unaudited)

	March 31,	December 31,
(in thousands)	2013	2012
Assets
Cash and cash equivalents	$224,870	$184,430
Available-for-sale investment and mortgage-related securities	659,400	671,358
Investment in stock of Federal Home Loan Bank of Seattle	95,152	96,022
Loans receivable held for investment	3,845,732	3,779,218
Allowance for loan losses	(42,730)	(41,985)
Loans receivable held for investment, net	3,803,002	3,737,233
Loans held for sale, at lower of cost or fair value	5,351	26,005
Other	246,420	244,435
Goodwill	82,190	82,190
Total assets	$5,116,385	$5,041,673

Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing	$1,223,921	$1,164,308
Deposit liabilities–interest-bearing	3,088,699	3,065,608
Other borrowings	193,233	195,926
Other	106,337	117,752
Total liabilities	4,612,190	4,543,594

Common stock	334,344	333,712
Retained earnings	183,918	179,763
Accumulated other comprehensive loss, net of tax benefits	(14,067)	(15,396)
Total shareholder’s equity	504,195	498,079
Total liabilities and shareholder’s equity	$5,116,385	$5,041,673

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2012 and HEI’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2013 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

6